UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2017

Vivint Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36642	45-5605880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 West Ashton Blvd

Lehi, Utah 84043

(Address of principal executive offices, including zip code)

(877) 404-4129

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 9, 2017, subsidiaries of Vivint Solar, Inc. (the “Company”) entered into a Second Amended and Restated Loan Agreement, among Bank of America, N.A., as administrative agent (“Bank of America”), Vivint Solar Financing I, LLC (the “Borrower”), Vivint Solar Financing I Parent, LLC, the other guarantor subsidiaries of the Company party thereto, and the lenders party thereto (such agreement, the “Second Amended and Restated Loan Agreement”), amending and restating the Amended and Restated Loan Agreement dated November 25, 2015 (as amended from time to time, the “Previous Loan Agreement”).

Pursuant to the Second Amended and Restated Loan Agreement, the parties agreed, among other things, to (1) extend the date through which the Company may incur borrowings pursuant to the agreement to March 31, 2020 (the “Availability Period”), with an option to extend such period by an additional 12 months to the extent the lenders agree to such extension, (2) extend the maturity date for the initial borrowing incurred pursuant to the agreement from March 12, 2018 to September 30, 2020, and (3) increase the “Applicable Margin” used to determine the applicable interest rate on outstanding borrowings after March 31, 2020 from the previous post-Availability Period rate of 3.50% to 3.75%. The “Applicable Margin” used to determine the applicable interest rate on outstanding borrowings during the Availability Period remains unchanged at 3.25%. In addition, the Second Amended and Restated Loan Agreement, (1) allows the Company to satisfy concentration covenants by maintaining insurance policies with respect to certain tax equity funds for the benefit of the lenders to cover any indemnification payments the Company may be required to make to certain of its tax equity investors in connection with the loss of ITCs and (2) modifies the customer FICO score requirement thresholds to enable the Company to borrow more against certain solar energy systems. The Second Amended and Restated Loan Agreement also provides the ability for the Company to enter into forward-starting interest rate hedges and requires no less than 75% of outstanding loan balances to be hedged at all times. Capitalized terms included in this paragraph that are not otherwise defined in this Item 1.01 have the meanings ascribed to them in the Previous Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivint Solar, Inc.

By:	/s/ Dana C. Russell
Dana C. Russell
Chief Financial Officer and Executive
Vice President

Date: March 13, 2017